Exhibit 5.1

Goodwin Procter LLP Counsellors at Law 4365 Executive Drive, Suite 300 San Diego, CA 92121	T: 858.202.2700 F: 858.457.1255 goodwinprocter.com

 June 20, 2007

Big Dog Holdings, Inc.
121 Gray Avenue
Santa Barbara, California 93101

Re: Securities Being Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended, relating to the registration by Big Dog Holdings, Inc., a Delaware corporation (the “Company”) of the resale of up to 1,027,777 shares (the “Shares”) of the Company’s Common Stock, $0.01 par value per share, issuable upon conversion of the Company’s Convertible Notes (the “Notes”), as described in the Registration Statement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below.  We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion expressed below is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).

For purposes of the opinion expressed below, we have assumed that a sufficient number of authorized but unissued shares of the Company's Common Stock will be available for issuance when the Shares are issued.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Notes, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP